DIRECT LENDING INVESTMENT FUND ADVISORS, LLC

355 S. Grand Ave., Suite 2450

Los Angeles, CA 90071

December __, 2015

DIRECT LENDING INVESTMENT FUND

c/o Direct Lending Investment Fund Advisors, LLC

355 S. Grand Ave., Suite 2450

Los Angeles, CA 90071

Re: Expense Limitation Agreement

With reference to the Investment Advisory Agreement dated as of ____________, 2015 by and among Direct Lending Investment Fund Advisors, LLC (the “Advisor”) and Direct Lending Investment Fund (the “Fund”), we hereby agree as follows:

1. Through the December 31, 2017, the Advisor agrees to waive its fees and/or reimburse the Fund for its operating expenses to the extent necessary to limit the total annualized operating expenses of the Fund (excluding taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization, and extraordinary expenses such as litigation or indemnification expenses) to 1.00% annually of the Fund’s average net assets. The limitation is applied on a monthly basis to the extent the Fund’s expenses exceed 0.0833% per month (1.0% annual rate) of the net asset value of the Fund as of the first day of the month.

2. The Advisor shall be permitted to recover fees and expenses it has waived or borne subsequent to the effective date of this agreement (whether through reduction of its fees or otherwise) in later periods to the extent that the Fund’s expenses fall below the annual or monthly rate set forth in any then-applicable expense limitation agreement; provided, however, that the Fund is not obligated to pay any such deferred fees or expenses more than three years after the end of the fiscal year in which the fee or expense was deferred.

3. During the periods covered by this letter agreement, the expense limitation arrangement set forth above may only be modified by a majority vote of the “non-interested” trustees of the Fund (as defined under the Investment Company act of 1940, as amended (the “1940 Act”).

4. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours,

DIRECT LENDING INVESTMENT FUND ADVISORS, LLC

By:	/s/
Name:	Brendan Ross
Title:	President

ACCEPTED AND AGREED TO ON BEHALF OF:

DIRECT LENDING INVESTMENT FUND

By:	/s/
Name:	Brendan Ross
Title:	President